Exhibit 99.1

R.R. Donnelley & Sons Company Announces

Early Tender Results of Previously Announced Cash Tender Offers

and Increases Aggregate Maximum Tender Amount

October 3, 2018

CHICAGO—(BUSINESS WIRE)—R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) announced today the early tender results for its previously announced cash tender offers (the “Tender Offers”) for its outstanding 7.625% Senior Notes due 2020 (the “2020 Notes”), 7.875% Senior Notes due 2021 (the “2021 Notes”), 8.875% Debentures due 2021 (the “2021 Debentures”) and 7.000% Senior Notes due 2022 (the “2022 Notes” and, collectively with the 2020 Notes, the 2021 Notes and the 2021 Debentures, the “Securities”). Terms not defined otherwise in this press release have the meanings given to them in the Company’s Offer to Purchase, dated September 18, 2018 (as amended or supplemented from time to time, the “Offer to Purchase”).

As of 5:00 p.m., New York City time, on October 2, 2018 (such date and time, the “Early Tender Date”), approximately $644.5 million in aggregate principal amount of Securities were validly tendered and not withdrawn.

In addition, RRD has elected to increase the aggregate principal amount of the Securities (as so increased, the “Aggregate Maximum Tender Amount”) that it can purchase under the Tender Offers from $350,000,000 to $400,000,000, subject to the Acceptance Priority Levels and the 2022 Series Cap set forth in the table below. In accordance with the terms of the Offer to Purchase, RRD reserves the right to further increase the Aggregate Maximum Tender Amount or otherwise amend the Tender Offers, subject to applicable law.

The following table lists the series of Securities subject to the Tender Offers, certain terms of the Tender Offers and the aggregate principal amount of validly tendered and not withdrawn Securities for each series as of the Early Tender Date:

Title of Securities	CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Series Cap	Principal Amount Tendered	Total Consideration (1)(2)(3)
7.625% Senior Notes due 2020	257867AW1 US257867AW18	$238,393,000	1	N/A	$172,639,000	$1,060.00

7.875% Senior Notes due 2021	74978DAA2 US74978DAA28	$448,098,000	2	N/A	$372,533,000	$1,072.50

8.875% Debentures due 2021	257867AC5 US257867AC53	$80,966,000	3	N/A	$25,208,000	$1,085.00

7.000% Senior Notes due 2022	257867AZ4 US257867AZ49	$140,000,000	4	$50,000,000	$74,072,000	$1,050.00

(1)	Per $1,000 principal amount of Securities.
(2)

Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Securities accepted for purchase to, but not including, the applicable Settlement Date.

(3)	Includes the Early Tender Premium of $50 per $1,000 principal amount of Securities.

Based on the application of the Acceptance Priority Levels set forth in the table above, the Aggregate Maximum Tender Amount and the 2022 Series Cap, and subject to the satisfaction or waiver of the conditions to the applicable Tender Offer, RRD currently expects to accept for purchase all 2020 Notes and approximately $227.4 million in aggregate principal amount of 2021 Notes that were validly tendered and not withdrawn. Because more than the Aggregate Maximum Tender Amount of Securities was validly tendered and not withdrawn by the Early Tender Date, RRD will not accept any further tenders of Securities, unless RRD elects to further amend the terms of the Tender Offers.

The Tender Offers will expire at 11:59 p.m., New York City time, at the end of October 17, 2018, unless extended or earlier terminated (such date and time, the “Expiration Date”).

The consummation of the Tender Offers is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the completion of a secured debt financing in an amount sufficient to fund the Tender Offers (the “Debt Financing” and such condition, the “Financing Condition”).

Subject to the satisfaction or waiver of the conditions to the applicable Tender Offer, holders who validly tendered and did not withdraw Securities by the Early Tender Date are eligible to receive the applicable Total Consideration as set forth in the table above. RRD may, but is not obligated to, elect prior to the Expiration Date to accept such tendered Securities (with respect to each Tender Offer, the “Early Settlement Option”) up to the Aggregate Maximum Tender Amount and the 2022 Series Cap. In addition to the applicable Total Consideration, holders whose Securities are accepted for purchase will receive accrued and unpaid interest (if any) on such tendered Securities from the last interest payment date with respect to those Securities to, but not including, the applicable Settlement Date. If RRD exercises its Early Settlement Option, which it expects to do following the satisfaction of the Financing Condition, RRD will announce such exercise (and notify holders of the Early Settlement Date (as defined below)) as soon as practicable. If RRD exercises its Early Settlement Option, RRD currently expects that payment for such tendered Securities (with respect to each series of Securities, the “Early Settlement Date”) will occur on or about October 15, 2018.

The previously announced date and time for the expiration of withdrawal rights for the Tender Offers has passed and has not been extended. Securities tendered pursuant to a Tender Offer may no longer be withdrawn, except as required by applicable law.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase. Nothing contained herein shall constitute an offer to sell, or the solicitation of an offer to buy, any securities (if any) in connection with the Debt Financing.

The lead dealer manager for the Tender Offers is BofA Merrill Lynch and co-managers for the Tender Offers are Citigroup, J.P. Morgan and Wells Fargo Securities. Any questions regarding the terms of the Tender Offers should be directed to BofA Merrill Lynch at (toll-free) 888-292-0070 or (collect) 980-388-3646. Any questions regarding procedures for tendering Securities, or requests for copies of the Offer to Purchase, should be directed to Global Bondholder Services, the information agent and depositary for the Tender Offers, toll-free at (866) 794-2200 (banks and brokers call (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

About RRD

RRD is a leading global provider of multichannel solutions for marketing and business communications. With more than 50,000 clients and 43,000 employees across 34 countries, RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to effectively create, manage and execute their multichannel communications strategies.

Use of Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the Securities and Exchange Commission at www.sec.gov. RRD disclaims any obligation to update or revise any forward-looking statements.

RRD Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

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